FOR IMMEDIATE RELEASE

JMG Exploration, Inc. to Restate Previously Issued Financial Statements for Impairment in Undeveloped Land.

Pasadena, California – November 21, 2007 - The Board of Directors of JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) determined that an impairment in undeveloped land of $1,861,458 should have been reflected in the March 31, 2007 financial statements. Most of the properties in question were sold to JED Oil Inc. in September 2007 and therefore the increased loss in the March 31, 2007 quarter has the effect of reducing the loss on the sale to JED Oil in the September 30, 2007 quarter. As a result of the restatement of the March 31, 2007 financial statements to increase the impairment reserve by $1,861,458, the previously reported loss on the sale of the properties to JED of $2,202,767 is reduced by $1,704,507 to a loss of $498,260.

The forms 10-Q as of and for the periods ended March 31, 2007 and June 30, 2007 will be restated to reflect the increased impairment reserves. The company's management, in consultation with the chairman of the audit committee, has discussed these restatements with Hein & Associates LLP, its independent registered public accounting firm.

The Form 10-Q as of and for the period ended September 30, 2007 has been delayed pending the restatement of the Forms 10-Q for March 31, 2007 and June 30, 2007.

About JMG:  JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The proposed transaction might not occur or the expectations for Iris, Newco or JMG might be materially different than the actual business results. Other factors that may affect future results are contained in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov).  JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

JMG Exploration News Release

November 20, 2007

For further information contact:

JMG Exploration, Inc.

Joe Skeehan, President and CEO

(626) 585-9555

Justin Yorke, Director

(626) 310-0482